Exhibit 99.1

For Immediate Release

Cleantech Solutions International Reports Fourth Quarter and Full Year 2013 Results

● Full year 2013 revenues rose 26% to $72.1 million
● Full year 2013 net income increased 95% to $8.2 million, or $2.55 per diluted share

Wuxi, Jiangsu Province, China – March 31, 2014 –Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies used in various clean technology and manufacturing industries and textile dyeing and finishing machines, today announced its financial results for the three months and full year ended December 31, 2013.

“We closed the year with solid financial performance. Full year revenue exceeded expectations and net income nearly doubled, despite the impact of a non-cash impairment charge related to equipment held for operating lease at year end.  The primary driver of our success in 2013 was our dyeing machine segment, due to the growing number of textile manufacturers who adopted our low-emission airflow dyeing machines.  Although we saw some softness in sales to customers in the wind power industry, this was offset by growth in sales of forged products from customers in other industries, due to increased sales efforts and repeat purchases from our diverse customer base,” said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions. “We made a significant investment to expand our product line to address new end and existing end markets and increase capacity of our dyeing equipment segment to position us for future success.”

Fourth Quarter 2013 Results

Revenue for the fourth quarter of 2013 increased 29.4% to $22.8 million, compared to $17.6 million for the same period of 2012.

Revenue growth was primarily driven by sales of dyeing and finishing equipment due to demand for the Company’s low-emission airflow dyeing machines, which meet the policies of local PRC governments to phase out obsolete equipment and reduce pollution from the dyeing process.  In addition, the Company experienced a decline in sales for forged rolled rings and related products for customers in the wind power industry, which was offset by an increase in sales of forged products from customers in other industries.

The increase in revenue is summarized as follows:

•	Revenue from the dyeing and finishing equipment segment increased 34.2% to $12.5 million, compared to $9.3 million for the fourth quarter of 2012.

•	Revenue from the sale of forged rolled rings to other industries rose 120.1% to $6.0 million, compared with $2.7 million for the comparable period of the prior year.

•	Revenue from the sale of forged rolled rings for the wind power industry declined 23.0% to $4.3 million, compared to $5.6 million for the comparable period last year.

Gross profit for the fourth quarter of 2013 increased 39.8% to $5.9 million, compared to $4.2 million for the same period in 2012.  Gross margin increased to 26.0% during the fourth quarter of 2013 compared to 24.1% for the same period a year ago. The increase in gross margin for the fourth quarter was primarily attributable to (i) increased operational and cost efficiencies for forged rolled rings and related products segment, including the allocation of fixed costs primarily consisting of depreciation, to cost of revenues as the Company operated at higher production levels and (ii) a slight decrease in raw materials costs in both the forged rolled rings and related products and dyeing equipment segments.

Operating expenses declined 10.7% to $3.1 million, compared to $3.5 million in the comparable period last year. The decline was primarily due to a bad debt recovery and lower depreciation expenses resulting from the classification of its electro-slag re-melted (“ESR”) equipment as held for lease in the fourth quarter of 2013, on which depreciation was taken in the fourth quarter of 2012 but not in the fourth quarter of 2013. During the fourth quarter of 2013, the Company recorded a $2.6 million non-cash impairment loss on the ESR equipment compared to a non-cash impairment loss on the same equipment of $2.2 million in the comparable period last year.

Selling, general and administrative expenses for the three months ended December 31, 2013 fell 49.4% to $0.5 million, primarily due to a $0.7 million bad debt recovery, which was partially offset by higher professional fees, payroll and related benefits associated with expanding the business and an increase in research and development expense related to the Company’s new dyeing equipment.

Operating income was $2.8 million, up from $0.7 million in the same period of 2012. Operating margin was 12.2% compared to 4.1% in the fourth quarter last year.

Adjusted EBITDA, a non-GAAP measurement, which adds back to net income interest expense, income tax, impairment loss, depreciation and amortization was $7.3 million, up from $4.8 million in the fourth quarter last year.  The calculation of adjusted EBITDA is shown in a table following the financial statements.

Net income for the fourth quarter of 2013 was $2.1 million, or $0.60 per basic and diluted share, compared to $0.5 million, or $0.17 per basic and diluted share, in the fourth quarter of 2012.  All share and per share information has been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Full Year Results

For the year ended December 31, 2013, revenue increased 26.1% to $72.1 million from $57.2 million in the 2012. Gross profit increased 34.5% to $17.7 million, compared to $13.1 million in 2012. Gross margin was 24.5%, compared to 23.0% in 2012. Operating income increased 79.6% to $11.4 million from $6.3 million in 2012.  Adjusted EBITDA, a non-GAAP measurement which adds interest expense, income tax, impairment loss, warrant modification expense (which was incurred in the first quarter of 2012), depreciation and amortization back to net income, was $20.9 million, compared to $15.3 million in 2012.  Net income was $8.2 million, or $2.55 per basic and diluted share, up from $4.2 million, or $1.65 per basic and $1.58 per diluted share, in 2012.  All share and per share information have been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Financial Condition

As of December 31, 2013, Cleantech Solutions held cash and cash equivalents of $1.1 million compared with $1.4 million at December 31, 2012.  Accounts receivable were $15.2 million and total current assets were $24.0 million as of December 31, 2013. The Company had $3.1 million in short-term bank loans payable at December 31, 2013, up from $2.2 million at December 31, 2012.   Stockholders’ equity was $91.5 million at December 31, 2013.

In 2013, the Company generated $11.5 million in cash flow from operations. The increase in short term loans, combined with $2.4 million in net proceeds from the sale of shares issued in the second and third quarters of 2013 and cash flow from operations was used to fund approximately $14.6 million in capital expenditures to expand production capabilities and purchase equipment for the Company’s dyeing and finishing equipment segment.

Recent Events

In March 2014, the Company signed an operating lease agreement related to the lease of ESR equipment, which was used in 2010 and 2011 to produce forged products for the high performance components market.  The operating lease commences on April 1, 2014 and has an eight year term.  Rental payments are recorded as revenue over the lease term as earned and the equipment will be depreciated over its estimated useful life of eight years starting April 1, 2014.

Business Outlook

“In 2014, we expect the Chinese government’s more aggressive stance to curb pollution will have a beneficial impact on our dyeing machine segment.  In anticipation of stricter enforcement of environmental regulations, we expect strong order flow from textile manufacturers for our low-emission airflow dyeing machines, after treatment compacting machine and new, higher-end dyeing and finishing machines.  With additional capacity coming online earlier this year, we expect our dyeing machine segment to generate solid revenue growth and drive profitability in 2014.”

“Given the challenges facing China’s wind power market, we expect sales to customers in this industry to play a less significant role in our business going forward.   We remain optimistic that our products for the oil and gas industry will gain traction in 2014, although we have not received any orders to date and we cannot predict the size or timing of any sales or whether we will receive orders.  Overall, we hold a positive outlook for our business in the year ahead.  We plan to continue utilizing our expertise in manufacturing precision products to meet demand in new and existing end markets,” Mr. Wu concluded.

Conference Call

Cleantech Solutions will conduct a conference call at 9:00 a.m. Eastern Time on Monday, March 31, 2014 to discuss financial results for the fourth quarter and fiscal year ended December 31, 2013.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 870-4263. International callers should dial (412) 397-0790.

If you are unable to participate in the conference call at this time, a replay will be available starting an hour after the conference call through 10:00 A.M. ET April 7, 2014. To access the replay, dial (877) 344-7529. International callers dial (412) 317-0088, and enter conference number: 10043417.

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology and other industries. The Company supplies forging products, fabricated products and machining services to a range of clean technology customers and supplies dyeing and finishing equipment to the textile industry. The Company's website is www.cleantechsolutionsinternational.com. Any information on the Company's website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein and in the conference call referred to in this press release as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2013.  All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:
Cleantech Solutions International, Inc.
Adam Wasserman, CFO
E-mail: adamw@cleantechsolutionsinternational.com
Web: www.cleantechsolutionsinternational.com

Compass Investor Relations
Elaine Ketchmere, CFA
Email: eketchmere@compass-ir.com
Web:  www.compassinvestorrelations.com

- Financial Tables Follow-

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2013	2012	2013	2012

REVENUES	$22,800,321	$17,613,406	$72,112,662	$57,199,221

COST OF REVENUES	16,873,793	13,373,200	54,446,324	44,062,636

GROSS PROFIT	5,926,528	4,240,206	17,666,338	13,136,585

OPERATING EXPENSES:

Depreciation	111,551	413,283	573,090	1,535,715

Impairment loss	2,573,256	2,206,253	2,573,256	2,206,253

Selling, general and administrative	451,916	893,858	3,126,992	3,050,911

Total Operating Expenses	3,136,723	3,513,394	6,273,338	6,792,879

INCOME FROM OPERATIONS	2,789,805	726,812	11,393,000	6,343,706
OTHER INCOME (EXPENSE):
Interest income	6,278	465	22,287	11,384

Interest expense	(56,090)	(60,974)	(300,381)	(305,659)
Foreign currency gain (loss)	43,486	(6,485)	27,686	157

Warrant modification expense	-	-	-	(235,133)
Other (expense) income	(235)	20,924	42,780	85,727

Total Other Income (Expense), net	(6,561)	(46,070)	(207,628)	(443,524)

INCOME BEFORE INCOME TAXES	2,783,244	680,742	11,185,372	5,900,182

INCOME TAXES	673,556	211,429	2,999,795	1,701,602

NET INCOME	$2,109,688	$469,313	$8,185,577	$4,198,580

COMPREHENSIVE INCOME:
NET INCOME	$2,109,688	$469,313	$8,185,577	$4,198,580
OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	590,131	201,400	2,751,842	543,415

COMPREHENSIVE INCOME	$2,699,819	$670,713	$10,937,419	$4,741,995

NET INCOME PER COMMON SHARE:
Basic	$0.60	$0.17	$2.55	$1.65
Diluted	$0.60	$0.17	$2.55	$1.58
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

Basic	3,503,502	2,742,040	3,210,791	2,538,246

Diluted	3,503,502	2,742,040	3,210,791	2,649,043

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,114,873	$1,445,728
Restricted cash	687,353	-
Notes receivable	703,718	88,029
Accounts receivable, net of allowance for doubtful accounts	15,234,863	10,078,623
Inventories, net of reserve for obsolete inventory	4,733,558	5,897,555
Advances to suppliers	695,254	593,104
Prepaid VAT on purchases	489,302	542,032
Deferred tax assets - current portion	253,173	-
Prepaid expenses and other	74,030	428,326
Total Current Assets	23,986,124	19,073,397
PROPERTY AND EQUIPMENT - net	70,595,138	59,436,100
OTHER ASSETS:
Deferred tax assets - net of current portion	1,222,216	551,890
Equipment held for operating lease	4,751,206	7,118,555
Land use rights, net	3,786,051	3,756,342
Total Assets	$104,340,735	$89,936,284

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$3,109,453	$2,216,558
Bank acceptance notes payable	687,353	-
Accounts payable	4,961,555	5,474,479
Accrued expenses	899,816	986,824
Capital lease obligation - current portion	-	251,413
Advances from customers	1,455,740	1,851,987
VAT and service taxes payable	126,349	206,527
Income taxes payable	1,623,603	822,082
Total Current Liabilities	12,863,869	11,809,870

OTHER LIABILITIES:
Capital lease obligation - net of current portion	-	132,756
Total Liabilities	12,863,869	11,942,626

STOCKHOLDERS' EQUITY:
Preferred stock ($0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2013 and 2012, respectively)	-	-
Common stock ($0.001 par value; 50,000,000 shares authorized;3,503,502 and 2,894,586 shares issued and outstanding at December 31, 2013 and 2012, respectively)	3,503	2,894
Additional paid-in capital	31,532,308	28,987,128
Retained earnings	46,322,329	38,401,734
Statutory reserve	2,744,720	2,479,738
Accumulated other comprehensive gain - foreign currency translation adjustment	10,874,006	8,122,164
Total Stockholders' Equity	91,476,866	77,993,658
Total Liabilities and Stockholders' Equity	$104,340,735	$89,936,284

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,185,577	$4,198,580
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	6,704,386	6,519,394
Amortization of land use rights	95,491	93,537
Increase (decrease) in inventory reserve	41,381	(37,882)
Decrease in allowance for doubtful accounts	(628,188)	(46,672)
Loss on impairment of equipment held for operating lease	2,573,256	2,206,253
Loss on disposal of fixed assets	11,391	-
Warrant modification expense	-	235,133
Stock-based compensation expense	423,112	167,714
Changes in operating assets and liabilities:
Notes receivable	(604,798)	(34,178)
Accounts receivable	(4,126,440)	(2,887,716)
Inventories	1,303,519	(1,549,740)
Prepaid value-added taxes on purchases	70,059	981,236
Prepaid and other current assets	91,666	(43,513)
Advances to suppliers	(81,120)	(371,849)
Accounts payable	(1,809,914)	438,945
Accrued expenses	(112,797)	209,831
VAT and service taxes payable	(86,004)	206,405
Income taxes payable	(129,378)	(326,373)
Advances from customers	(452,658)	675,667
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,468,541	10,634,772

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(14,633,745)	(10,744,247)
NET CASH USED IN INVESTING ACTIVITIES	(14,633,745)	(10,744,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	(391,963)	(246,485)
Proceeds from bank loans	5,653,824	3,481,101
Repayments of bank loans	(4,846,135)	(3,639,333)
(Increase) decrease in restricted cash	(678,459)	316,464
Increase (decrease) in bank acceptance notes payable	678,459	(316,464)
Net proceeds from sale of common stock	2,388,589	-
Proceeds from sale of common stock - related parties	-	612,903
Proceeds from exercise of warrants	-	198,142
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,804,315	406,328

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	30,034	(3,732)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(330,855)	293,121

CASH AND CASH EQUIVALENTS - beginning of year	1,445,728	1,152,607

CASH AND CASH EQUIVALENTS - end of year	$1,114,873	$1,445,728

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:

Interest	$300,381	305,659
Income taxes	$3,129,174	2,027,976

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment acquired on credit as payable	$1,121,719	$-
Series A preferred converted to common shares	$-	$13,198
Common stock issued for future service	$-	$281,265

Reconciliation of Net Income to EBITDA
(Amounts expressed in US$)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Net income	$2,109,688	$469,313	$8,185,577	$4,198,580

Add: income tax	673,556	211,429	2,999,795	1,701,602

Add: interest expense	56,090	60,974	300,381	305,659

Add: warrant modification expense	-	-	-	235,133

Add: impairment loss	2,573,256	2,206,253	2,573,256	2,206,253

Add: depreciation and amortization	1,845,717	1,823,094	6,799,877	6,612,931

Adjusted EBITDA	$7,258,307	$4,771,063	$20,858,886	$15,260,158

Reconciliation of Non GAAP Net Income and EPS
(Amounts expressed in US$)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012

Net income	$2,109,688	$469,313	$8,185,577	$4,198,580

Add: impairment loss	$2,573,256	$2,206,253	$2,573,256	$2,206,253

Add: warrant modification expense	-	-	-	$235,133

Adjusted net income	$4,682,944	$2,675,566	$10,758,833	$6,639,966

Weighted average shares - diluted	3,503,502	2,742,040	3,210,791	2,649,043

Adjusted diluted EPS	$1.34	$0.98	$3.35	$2.51

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